EXHIBIT 2

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Publicly-Held Company

NOTICE TO THE MARKET

S&P rating

Oi S.A. (BOVESPA: OIBR3, OIBR4; NYSE: OIBR.C, OIBR) (the “Company” or “Oi”) discloses to its shareholders and the market in general that Standard & Poor’s announced today its review of the credit rating attributed to the Company, downgrading the long-term global scale credit rating from CCC to CCC- and the long-term domestic scale credit rating from brCCC to brCCC-. The outlook is negative.

Rio de Janeiro, April 26, 2016

Flavio Nicolay Guimarães